Exhibit 4.5

System Technology Services Agreement

Party A: Guangzhou Juyao Information Technology Co., Ltd. (hereinafter referred to as “Super Inovance Platform”)

Contact: Hu Zhihao

Tel:

Contact email:

Contract mailing address: Small Post Office, 1F, South Tower, Guangzhou Ali Center, No. 88 Dingxin Road, Haizhu District, Guangzhou

Contract recipient: Guangzhou Legal Seal Service Center

Contract mailing tel:

Party B: Beijing Baosheng Technology Co., Ltd. (hereinafter referred to as “DSP”)

Contact: Li Cheng

Tel:

Contact email:

Contract mailing address: 5F East, Building 8, Xishanhui, Shijingshan District, Beijing

Contract recipient: Li Cheng

Contract mailing tel:

The validity period of the Agreement is from January 1, 2024 to December 31, 2024. Within 30 working days before the expiration of the cooperation period, if either party proposes to terminate the Agreement in writing (including mail), the agreement will be automatically terminated upon expiration. If neither party proposes to terminate the Agreement, the validity period of the Agreement will be automatically extended for one year. The validity period of the Agreement can only be extended once during the cooperation period. After friendly negotiation, the parties reached the following agreement on the release of DSP-designated network information by DSP using Inovance ADX bidding trading system:

Article 1: Service Introduction and Definition

1.1. All terms not specifically defined in the Agreement shall have the following meanings:

(1) Inovance ADX bidding trading system: Refer to the technical service system developed and operated by Super Inovance Platform and Super Inovance Platform affiliates, which provides DSP with technical services such as network information release management and information maintenance. The network address used by the system is integrated in Inovance e.uc.cn and other addresses enabled by the Super Inovance Platform from time to time. The Super Inovance Platform may adjust the system name, function and network address.

(2) Services/technical services: Refer to the services provided by the Super Inovance Platform to DSP through the Inovance ADX bidding trading system, and support DSP to self-publish network information on relevant network pages of websites provided by the Inovance System according to the conditions selected by it (including but not limited to websites operated or cooperated by Party A and Party A's affiliates, hereinafter referred to as “Inovance Website”).

(3) DSP: Refer to the subject that uses Inovance ADX bidding trading system and Super Inovance Platform technology services. DSP gathers a single customer or a certain number of customers through its own service products, and DSP connects its product system with Inovance ADX bidding trading system to realize the release and management of DSP customers' network information in Inovance ADX bidding trading system and Inovance Website. The types of DSP in the Agreement include customer DSP and three-party DSP, where the customer of the customer DSP is the DSP operator, and the customer of the three-party DSP is the third party other than the DSP operator.

The DSP access method is (d):

a) The customer DSP is directly connected to Inovance ADX, and the customer directly signs a contract with Inovance (that is, DSP direct signing);

b) The customer DSP accesses Inovance ADX through the agent, and the agent signs a contract with Inovance;

c) The three-party DSP is directly connected to Inovance ADX, and the DSP operator directly signs a contract with Inovance (that is, DSP direct signing);

d) The three-party DSP connects to Inovance ADX through the agent, and the agent signs a contract with Inovance.

When DSP accesses Inovance ADX through an agent, Party B of the Agreement is the agent, and Party B clearly undertakes all legal responsibilities that DSP should bear as the counterparty of the contract, and is directly responsible to Party A of the Agreement, that is, Super Inovance Platform.

(4) Technical service fee: Refer to the service fee that DSP needs to pay to the Super Inovance Platform for using technical services, which can be referred to as “service fee” in the Agreement.

(5) Advance payment for technical service fees: Refer to the fees pre-deposited by DSP in its Inovance ADX bidding trading system account for its future use of technical services. DSP can make payment to the Super Inovance Platform and then the Super Inovance Platform will credit the corresponding amount to its Inovance ADX bidding trading system account. The relevant payment rules are stipulated in the relevant terms in other agreements signed between customers and Super Inovance Platform.

(6) CPM: Refer to the service fee paid by DSP for every 1000 displays of network information. The number of displays means that after the DSP network information is published on the Inovance website page according to the corresponding rules, once the Internet user opens the page, it is a display of the DSP network information (not limited to the same user).

(7) Inovance ADX bidding trading system account: Refer to the unique digital number (“user ID”) that identifies DSP when it uses the service of Inovance system. The username and password provided by the DSP will be associated with the account. The same account can be associated with multiple login user names in the future (the specific time provided is subject to the notification from the Super Inovance Platform). If a DSP customer already has an Inovance account in the Inovance system, he/she still needs to create a new Inovance ADX bidding trading system account.

1.2. All titles used in the Agreement are for convenience of wording only and should not be used to interpret the rights and obligations of the parties under the Agreement.

Article 2: Service Content

2.1. DSP will connect DSP's own product system with Inovance ADX bidding trading system in accordance with the corresponding technical specifications, and the Super Inovance Platform will provide technical services in accordance with the Agreement.

2.2. After the connection between the parties' systems is established, information such as the information release bit of Inovance website will be transmitted to the DSP system in real time. DSP can set conditions such as the time period and bid for information release through its own system. At the same time, DSP can set its network information not to appear in certain information bit ranges and other exclusion conditions.

2.3. Inovance ADX bidding trading system will automatically arrange bidding according to the price set by DSP according to the operation and setting of DSP. If the DSP bids successfully, the network information produced by the DSP (that is, the information materials of the DSP, including text, pictures, etc.) will be displayed in the selected network information bit first.

2.4. The network information of DSP will be priced and charged according to CPM, and the Inovance ADX bidding trading system will automatically calculate the corresponding technical service fee from the Inovance ADX bidding trading system account of DSP according to the pricing rules published by the Super Inovance Platform (see the annex of the Agreement). If any information has not been released, the corresponding fee will still be retained in the Inovance ADX bidding trading system account of DSP.

2.5. DSP can query its Inovance ADX bidding trading system account at any time, including querying the latest information display times, information fee balance, etc., and viewing the data reports of information releases that have been carried out.

2.6. The technical services agreed in the Agreement are charged according to the number of times the information is displayed, and the information release is automatically realized through the service system. Therefore, the Super Inovance Platform does not guarantee that within the time period confirmed by the DSP, the network information of the DSP must be displayed or must be displayed until the budget limit of the DSP is consumed. The Super Inovance Platform will not charge a service fee for the DSP network information that has not been displayed.

Article 3: Pricing and Payment of Services

3.1. DSP understands and agrees that the starting price of the service fee for thousands of dispalys may be different at different locations of different pages of Inovance website, at different locations of the same page, or at different time periods of the same location, and the budget limit for each time may also be different. The starting price of the specific price is adjusted by the Inovance ADX bidding trading system at any time according to the display situation.

3.2. When creating an information release plan, DSP should ensure that there is a sufficient balance in its account and the balance is not lower than the limit stipulated by the Super Inovance Platform, otherwise DSP will not be able to conduct bidding and other operations.

3.3. The Super Inovance Platform has the right to adjust the service charging standards and fee payment methods according to the actual situation, and will announce or revise the rules after the adjustment, and the relevant adjustments will take effect from the date of announcement or rule revision. If DSP does not agree to the adjustment, DSP has the right to terminate the Agreement, otherwise it will be deemed that DSP agrees to implement the Agreement in accordance with the updated plan.

3.4. DSP authorizes the Super Inovance Platform to deduct the service fee payable to the Super Inovance Platform from DSP's account. After Party B submits an invoice application, the Super Inovance Platform issues an official value-added tax invoice to Party B that meets the requirements of the tax authority.

3.5. DSP can log in to its account to view the effect of information release and service fee expenditure. If the difference between the information release data recorded by DSP and the data recorded by the Inovance ADX bidding trading system does not exceed 15%, the parties agree to follow the data recorded by Inovance ADX bidding trading system.

If the data difference is greater than 15%, the DSP has the right to raise a written objection to the Super Inovance Platform within 15 working days after the information is released, and the Super Inovance Platform shall provide relevant information to assist in the investigation within 30 days. After the joint investigation of the parties confirms that the data difference is caused by the fault of the Super Inovance Platform, the parties negotiate to confirm the release of the data and complete the settlement, and the parties negotiate to confirm that the Super Inovance Platform needs to refund, if Party A has issued an invoice to Party B, Party B needs to cooperate with Party A to complete the issuance of the value-added tax red letter invoice, the Super Inovance Platform will complete the refund within 30 days. If DSP has no objection within 15 working days after the information is released or raises an objection after the deadline, it is deemed that DSP has approved the data recorded by Inovance ADX bidding trading system.

3.6. If the service fee after the actual implementation of the information release plan created by DSP exceeds the account balance, DSP will incur service fee arrears. Any arrears must be paid in full within 30 days from the date of arrears or within the repayment period notified by the Super Inovance Platform (whichever is the shorter of the two), otherwise DSP shall pay liquidated damages for overdue payments at the rate of three thousandths of arrears per day.

3.7. After the expiration of the Agreement, if DSP is still using the Inovance ADX bidding trading system to publish network information and accept the services of the Super Inovance Platform, the terms of the Agreement will still be valid, and DSP must continue to pay service fees to the Super Inovance Platform in accordance with the method agreed in the Agreement..

3.8. The information of Party A's collection account is subject to the information shown by Party B in the “Super Inovance Delivery Platform Finance Center”.

3.9. If the DSP customer has other cooperation agreements with the Super Inovance Platform (hereinafter referred to as the “affiliated agreement”) and the specific settlement terms in the affiliated agreement are different from the Agreement. After the parties have clarified the relevant affiliated agreement, they can separately confirm in writing that the cooperation between the parties will settle the payment in accordance with the prevailing rules of DSP or settle the payment in accordance with other forms of cooperation between the parties.

3.10. Party B shall pay Party A technical service fees and other payables in strict accordance with the time agreed by the parties. Otherwise, for every day of delay, Party B shall pay Party A liquidated damages of three thousandths of the payable fees. If the delay exceeds 15 days, Party A shall have the right to unilaterally terminate the Agreement and pursue Party B's liability for breach of contract.

Article 4: Special Agreement on Network Information

4.1. DSP guarantees that the network information it publishes and submits to the Inovance ADX bidding trading system does not contain any content that violates relevant national laws and regulations and international treaties recognized or acceded to by the People's Republic of China, including but not limited to endangering national security, obscenity, pornography, falsehood, fraud, insult, slander, intimidation or harassment, infringement of other people's intellectual property rights, personal rights or other legitimate rights and interests, and content that violates social order and good customs, etc., the consequences caused by this shall be borne by DSP itself. If Party A is complained, sued or punished by the competent department due to network information or DSP customer product or service problems, Party B shall bear all expenses incurred by Party A (including but not limited to attorney fees, litigation fees, compensation paid to users by reconciliation or mediation, liquidated damages ordered by the court, compensation, administrative agency punishment, etc.), and cause other losses to Party A, it shall also be liable to Party A.

4.2. DSP promises that the target associated with the network information, such as the carrier to which the information points (such as the target page) and the redirection target (such as the website), shall comply with the provisions of Clause 4.1. DSP ensures that the uploaded network information is consistent with the target content provided by the DSP independently, and the target cannot be changed during the effective bidding period of the information (that is, the display period after the successful bidding).

4.3. DSP ensures that it is legally qualified to publish network information. The relevant goods and services in the network information should be legal, comply with relevant national standards and regulations, are not counterfeit and shoddy products, and do not infringe on the legitimate rights and interests of any third party.

4.4. DSP ensures that it has obtained the consent of its customers to release information through Super Inovance Platform's technical services, and DSP shall review the government approval and relevant supporting documents required by customers to release information in accordance with the law to ensure the legality of information and corresponding products/services. DSP shall retain the above materials for verification by the Super Inovance Platform.

4.5. DSP guarantees that the network information displayed by the Inovance ADX bidding trading system and the associated target of network information that it publishes and submits comply with the requirements of the relevant specifications for the use of Inovance services and ADX services and other relevant rules signed by the parties (if any).

4.6. For the information rejected by the Inovance website (the type of information rejected by the Inovance website will be transmitted to the DSP system by the Super Inovance Platform system), DSP ensures that the rejected information will not be transmitted to the Inovance website through technical services.

4.7. The page displaying information on the Inovance website and its position, form, size, etc. may be adjusted. DSP recognizes that adjustment does not require DSP's consent or prior notification to DSP.

4.8. DSP shall abide by the normative policies of Super Inovance Platform (the normative policies include but are not limited to pricing rules, settlement methods, technical service processes, customer-related qualifications, upload information and material requirements) and DSP management specifications (the specifications include but are not limited to the management specifications, penalty rules, notices, etc. of relevant partners issued by Inovance Platform or signed and confirmed by the parties separately), Super Inovance Platform has the right to adjust the technical service policies and DSP management specifications according to the actual situation, and the relevant adjustments will take effect from the date of publication or revision of the rules. If DSP does not agree to the adjustment, it has the right to terminate the contract, otherwise it will be deemed that the DSP agrees to implement the new technical service policy or DSP management specification. If the adjustment of technical service policy affects the performance of the Agreement, DSP shall express its understanding for the termination or suspension of cooperation of Super Inovance Platform, and shall not pursue Party A's liability for breach of contract.

4.9. If the behavior of DSP or the network information submitted by DSP or the target associated with the network information violates regulations, policies or the Agreement, the Super Inovance Platform and the Inovance website have the right to refuse to publish or delete at any time after publication, and impose penalties on DSP according to the latest penalty rules of Super Inovance Platform. See Annex 2 for the penalty rules of Super Inovance. If the Super Inovance Platform makes any amendments and updates to the penalty rules, it can notify DSP in writing or email, and the new penalty rules will be implemented after the penalty rules are updated.

4.10. If a third party complains about DSP's information under the Agreement, the content of the link page and the products/services corresponding to the information, Super Inovance Platform has the right to decide whether to immediately stop the service to DSP based on the general judgment of ordinary people. The consequences caused by this are borne by DSP itself.

Article 5: Special Agreement on Technical Services

5.1. DSP can use technical services according to the Agreement, and DSP shall perform operations such as recharge, quotation, and information transmission in accordance with the specifications published by the Super Inovance Platform. Any losses caused by DSP improper operation shall be borne by DSP, including but not limited to failure to follow instructions, failure to operate in time, disclosing passwords, bypassing security programs, using malicious computer programs, etc.

5.2. DSP understands and agrees that the Super Inovance Platform has the right to save DSP information on the Super Inovance Platform server in accordance with the law (including but not limited to the information release bit selected by DSP, the information content released by DSP, etc.).

5.3. DSP understands and agrees that the information display time provided by Super Inovance Platform to DSP is only available for prediction, and Super Inovance Platform does not guarantee that DSP information can be displayed within the listed time, even if DSP has successfully bid.

5.4. DSP confirms and agrees that the Super Inovance Platform does not make any express or implied promises about the number of visits to the information that DSP can obtain by using technical services, business performance, etc.

5.5. DSP understands and agrees that the Super Inovance Platform and its affiliates may also use the Inovance ADX bidding trading system and participate in bidding in accordance with the pricing rules agreed in the Agreement.

5.6. If DSP voluntarily applies for cancellation or termination of technical services, or the amount of DSP account is insufficient and the arrears cannot be repaid in time as agreed, the obligations of Super Inovance Platform under the Agreement will be terminated.

5.7. If DSP violates any guarantee or promise of the Agreement, once the Super Inovance Platform/Inovance website discovers, Internet users file a complaint against DSP, or the relevant management department requests corrections, etc., in addition to handling according to the Agreement, the Super Inovance Platform has the right to decide whether to unilaterally terminate the service to DSP immediately based on the general judgment of ordinary people.

5.8. The services provided by the Super Inovance Platform allow DSP to make personalized choices and settings through its own system. DSP can choose the information content, information release site, release time, price, etc. Therefore, DSP agrees that it will not object to the information release behavior that the system performs according to DSP's choice, and will not hold the Super Inovance Platform and Inovance website liable for this.

5.9. DSP shall bear full liability for losses caused by DSP's violation of the Agreement on the Super Inovance Platform and/or Inovance website and other relevant third parties (including but not limited to the compensation, litigation fees, attorney fees, notarization fees that must be paid according to law). DSP agrees that Super Inovance Platform has the right to deduct the above compensation amount from DSP's Inovance ADX bidding trading system account, and DSP shall pay the shortfall separately.

5.10. In order to protect the rights and interests of DSP, the Super Inovance Platform can suspend the provision of technical services when abnormal activities are found in DSP's own systems and accounts.

5.11. If required by the Super Inovance Platform, DSP shall provide the Super Inovance Platform with real and accurate identity, address and other information about DSP and DSP customers. DSP can enter the above information by itself through the Inovance ADX bidding trading system, and the Super Inovance Platform can also obtain relevant information through the connection between the parties' systems, or deliver and obtain it in other ways agreed by the parties. When DSP modifies the basic data of its Inovance ADX bidding trading system account, it shall apply to the Super Inovance Platform and modify it after verification by the Super Inovance Platform.

Article 6: Limitation of Liability

6.1. Super Inovance Platform will provide corresponding security measures according to the existing technology to ensure the safe and normal provision of technical services. However, due to possible computer viruses, network communication failures, system maintenance and other factors, as well as possible force majeure events, the Super Inovance Platform cannot guarantee the absolute security of the service and can provide services normally under any conditions. DSP should understand that and the Super Inovance Platform should not be required to bear responsibility under the following circumstances: (1) The system is shut down for maintenance; (2) Service equipment, communication or any equipment fails to carry out data transmission or delays, inaccuracies, errors, omissions, etc.; (3) Due to force majeure factors such as typhoons, earthquakes, tsunamis, floods, power outages, wars, terrorist attacks, the system is unable to perform business due to system obstacles; (4) Service interruption or delay caused by hacker attacks, technical adjustments or failures of telecommunications departments, website upgrades, third-party issues, etc.; (5) Inability to serve or delay in service caused by government actions or orders of international and domestic courts.

6.2. Inovance ADX bidding trading system is a service system for self-publishing network information. The behavior of DSP publishing network information, downloading or obtaining any data is based on the independent judgment of DSP and needs to bear its own risk. DSP should bear the possible losses caused by the loss of its computer system or data. Any notice by Super Inovance Platform to DSP, whether oral or written, does not mean that Super Inovance Platform has made any commitment other than that stipulated in the Agreement.

6.3. DSP agrees that the Super Inovance Platform shall not bear any responsibility for the following circumstances: (1) The failure to provide services is not due to the intention or negligence of the Super Inovance Platform; (2) DSP and/or any third party suffers losses due to DSP's intentional or negligent actions; (3) DSP violates the Agreement, or violates other agreements, contracts and/or agreements with Super Inovance Platform or Alipay (China) Network Technology Co., Ltd. (“Alipay”), or violates the rules of Super Inovance Platform and Alipay.

6.4. If the Super Inovance Platform violates the obligations stipulated in the Agreement and causes losses to DSP, the maximum amount of compensation is the bid price of DSP at the time of bidding (that is, the highest budget limit).

6.5. DSP is fully responsible for the authenticity, legality, and accuracy of network information, target content, and goods/services corresponding to the information. For this reason, DSP should independently assume the responsibility for reviewing the above matters. DSP shall be fully responsible for any disputes, complaints or government penalties arising from the above matters. If the Super Inovance Platform first pays the compensation or fine, etc., DSP shall fully compensate the Super Inovance Platform for the losses (including but not limited to the compensation, litigation fees, attorney fees, notarization fees that must be paid according to law).

6.6. DSP shall not provide any form of improper benefits to the employees and consultants of Super Inovance Platform and its affiliated enterprises. If any, DSP agrees that Super Inovance Platform has the right to terminate the Contract immediately, and DSP shall pay (a) 30% of the total price of the Agreement; or (b) the aggregate amount of any form of improper benefit provided, whichever is higher, to the Super Inovance Platform.

Article 7: Confidentiality and System Security

7.1. The parties shall perform their confidentiality obligations, and shall not disclose any trade secrets that may be involved under the content of the Agreement to any third party. If the Agreement is terminated or no longer performed for any reason, the parties shall not disclose any relevant information to any third party. However, Inovance ADX bidding trading system is not restricted from transmitting the network information and related data provided by DSP to Inovance website.

7.2. DSP agrees that without the prior written consent of the Super Inovance Platform, it shall not use the materials, transaction records, display data, third-party data, etc. displayed on the Inovance ADX bidding trading system in any way such as copying and dissemination, and shall not attack or directly obtain any third-party user data on the Inovance ADX bidding trading system and related third-party services (if any) or the data of the Super Inovance Platform by any means.

7.3. DSP should ensure the security of the operation of its own product system, and the information data transmitted through the connection interface of the parties' systems does not contain any malicious code, which will not affect the normal operation of Inovance ADX bidding trading system.

Article 8: Other Agreements

8.1. The Super Inovance Platform will release and update relevant rules on technical services from time to time through the Inovance ADX bidding trading system and Inovance system, including but not limited to Inovance services and ADX service usage related specifications, network information upload, bidding, management, complaints and other rules, DSP agrees to abide by these rules.

8.2. The laws of the mainland of the People's Republic of China shall apply to the entry into force, interpretation, enforcement, jurisdiction and settlement of disputes of the Agreement. Any dispute arising out of or in connection with the Agreement shall be under the jurisdiction of the people's court where Party A is located.

8.3. DSP shall not hand over its Inovance ADX bidding trading system account to a third party for use. Super Inovance Platform has the right to transfer the rights and obligations under the Agreement to its affiliates, and DSP agrees to cooperate in signing the relevant transfer documents.

8.4. Super Inovance Platform has the right to revoke or adjust the content of technical services according to its independent decision-making. At this time, Super Inovance Platform has the right to notify Party B in writing 15 days in advance to terminate the Agreement without bearing liability for breach of contract. The Agreement will be terminated on the 15th day after the written notice of Super Inovance Platform is issued.

8.5. Party B and its related parties understand and agree that Party A has the right to adjust the platform name. The current platform name is “Super Inovance Platform”. If Party A adjusts the platform name, Party A does not need to notify Party B and its related parties separately. Party A's platform name shall be subject to Party A's public announcement or notification. The change of Party A's platform name does not affect the rights and obligations of the parties under the original platform name. Party B shall still abide by the original platform management system and rules.

8.6. The Agreement will take effect after being sealed by the parties, and will continue to be valid during the period when DSP uses Inovance ADX bidding trading system and technical services. The Agreement is in quadruplicate, two copies for each party.

8.7. As a valid part, the annexes to the Agreement have the same legal effect as the Agreement.

Annex 1: Pricing Rules for Technical Services

Annex 2: Super Inovance Penalty Rules

Annex 3: Personal Information Entrusted Processing Agreement

(No text below)

Party A: Guangzhou Juyao Information	Party B: Beijing Baosheng Technology Co., Ltd.

Technology Co., Ltd. (Seal)	(Seal)

Date: January 1, 2024	Date: January 1, 2024

Annex 1: Pricing Rules for Technical Services

Note: The following are the technical service pricing rules announced by the Super Inovance Platform when the Agreement was signed. The pricing rules that DSP understands to be actually implemented shall be subject to the latest version announced by the Super Inovance Platform, and the Super Inovance Platform has the right to adjust the pricing rules according to the provisions of Clause 3.3.

For all the information bit flows participating in the transaction in the Inovance ADX bidding trading system, Inovance ADX bidding trading system server will send them to the cooperative DSP in real time through the API, and the DSP will use the information provided by the API of the Inovance ADX bidding trading system (including the cookie mapping service provided by Inovance ADX bidding trading system) to call the data and algorithm tools collected by itself to judge whether to participate in the bidding and at what price to participate in the bidding of this traffic.

DSP needs to notify the Inovance ADX bidding trading system server of the bidding result of the traffic within the specified time through the API of the Inovance ADX bidding trading system, and the price of the traffic is settled through the CPM price. Inovance ADX bidding trading system server selects the highest bidder among the DSPs participating in the bidding transaction, and it will be displayed on the network information location it chooses first.

Annex 2: Super Inovance Penalty Rules

I. Description of types of violations

1. First-level violations - serious violations Politics-related

Publishing and disseminating illegal and harmful information in promotional content, including but not limited to:

1) Violating the basic principles established by the Constitution;

2) Endangering national security, disclosing state secrets, subverting state power, and undermining national unity;

3) Damaging the honor and interests of the state;

4) Inciting ethnic hatred, ethnic discrimination, and undermining ethnic unity;

5) Undermining the state's religious policy and promoting cults;

6) Advocating terrorism or extremism, or inciting terrorist or extremist activities;

7) Contain other content prohibited by laws and administrative regulations, and the circumstances are serious.

Pornography

Using the Inovance Platform for pornographic promotion, or behaviors with similar intentions, including but not limited to pornographic dating transactions, sales of pornographic items, promotion of related software tools, prostitution, whoring, etc.

Gambling

Use the Inovance Platform to open casinos and publish gambling-related content, including but not limited to: Mark Six, horse racing, online betting on sports events, handicap, odds, bile codes, illegal gambling information including bets or changes.

Swindle

Using illegal means such as fictitious facts to defraud users of private property to cause disputes or negative public opinion, including but not limited to:

1) Initiate disputes, lawsuits or arbitrations between Inovance Platform and related party users/third parties;

2) Cause users' concentrated, multiple negative feedbacks, etc.;

3) Trigger investigation or punishment by regulatory authorities, etc.;

4) Generate public opinion and cause negative impact;

5) It is necessary to make compensation to a third party;

6) There are other high-risk scenarios reasonably judged by the Inovance Platform.

Fighting against the supervision of Inovance Platform

During the promotion process, confront the Inovance Platform and circumvent the review and management system of the Inovance Platform, including but not limited to tampering with the promotional content, tampering with the downloaded application/promoted goods or services, or other use of the ability to confront the Inovance Platform to release illegal content, seek improper benefits, violation of Inovance Platform rules, etc.

2. Second-level violations - serious violations

Political sensitivity

1) Politically sensitive topics that arouse public opinion: The promotional content involves sensitive events and figures under regulatory control, content produced by illegal media, promote misoriented content that violates socialist core values, or spread vicious negative content;

2) The promotional content involves political elements, such as the national flag, national emblem, national logo, but this element is only displayed objectively, and it does not belong to the politics-related behavior in the first-level violation.

Vulgarity

1) Disseminating vulgar and bad information, including but not limited to displaying or imitating sexual behavior or provocative behavior with sexual hints, displaying sexual objects, vulgar pictures, naked artworks, using cover titles and other forms to display indecent information and gain attention;

2) Engage in vulgar and kitsch activities, including but not limited to performances involving three vulgarities, PK, bad jokes, and vulgar games;

3) Promotional content is easy to make people associate with gender relations, but it does not directly point to sexual behavior descriptions and does not involve pornographic content, such as deliberately emphasizing identities that may involve gender relations or ethical issues, and promoting partnerships that do not conform to public perception.

Damage public order and good customs

1) The promotional content violates the socialist core values;

2) The promotional content involves ethnic/racial/religious discrimination;

3) Use social hot events and characters to promote;

4) The promotional content seriously affects the physical and mental health of users.

Harm the interests of minors

Promotion involves situations that are not conducive to the physical and mental health of minors, including using minors under the age of ten as spokespersons, persuading minors to ask their parents to purchase promoted goods or services, and alcohol involving minors.

High risk behavior

1) Disseminating speech and articles related to feudal superstition;

2) Maliciously grab attention, hype hot spots, and attract attention, including but not limited to spoofing, hype, and revealing secrets through novelty hunting, weirdness, exaggeration, or other methods for publicity and promotion;

3) The promotional content involves hindering social stability, affecting social public order, destroying the environment, natural resources, cultural heritage, etc.

Public opinion topic

a) Bad-mouthing the economy, people's livelihood, education, medical policies, etc., and spreading group anxiety;

b) Conveying bad values and advocating content that challenges ethics and morality, including displaying bad lifestyles, exaggerating decadent and negative emotions and unhealthy concepts, advocating flaunting wealth and money worship, etc.;

c) Content that causes users to compare, such as showing off wealth, sadfishing, objectively mentioning social hot events, and publishing content that is likely to cause users' money/appearance anxiety;

d) Other sensitive social topics.

False advertising

The promotional content contains false or misleading content, including but not limited to:

1) Non-existent contents of goods or services;

2) The performance, function, place of origin, use, quality, specification, composition, price, producer, expiration date, sales status, honors and other information of goods, or the content, provider, form, quality, price, sales status, honors and other information of services, as well as information such as promises related to goods or services, are inconsistent with the actual situation and have a substantial impact on the purchase behavior;

3) Using fictitious, forged or unverifiable scientific research results, statistical data, survey results, abstracts, quotations and other information as supporting materials;

4) Fabricating the effect of using goods or receiving services;

5) Other situations of deceiving or misleading consumers with false or misleading content.

Exaggerated advertising

Content that exaggerates the efficacy of goods or services in violation of the Advertising Law; publishing bad promotional content, providing risky financial services, maliciously inducing risky consumption behavior

Effect commitment

The promotional content involves express or implied guarantee commitments for the effect of goods or services prohibited by law, or recommendations and certificates in the name or image of scientific research institutions, academic institutions, educational institutions, industry associations, professionals, and beneficiaries. The promotional content includes but is not limited to: medical treatment/drugs/medical devices, education/training, investment income, crop seeds/forest seeds/grass seeds/breeding, livestock and poultry/aquatic products and breeding, etc.

Illegal and controlled commodities

1) Display and sell prohibited items and controlled equipment, including but not limited to guns, ammunition and parts, imitation guns, controlled knives, military and police equipment, flammable and explosive materials;

2) Display and sell drugs or drug use tools, or perform and disseminate smoking methods and injection methods;

3) Display acts such as poaching, hunting, trafficking, smuggling, processing, eating, killing, and privately raising protected animals or wild animals;

4) Display illegal mining, selling, smuggling, processing, eating protected plants, etc.;

5) Provide illegal medical services: intermediary services for the sale of human organs and remains; surrogacy; illegal paternity testing, fetal identification and other services;

6) Sell prohibited drugs;

7) Other illegal products and services expressly prohibited by the state.

Induced click

1) Deceptively induce users to click on promotional content, including but not limited to:

2) Induce the user to click with a false close flag;

3) Induce users to click with false system information, such as displaying “Click to clean memory, APP update/upgrade”, and jump to the promotion page after clicking;

4) Induce users to click with false discounts, winning prizes, red envelopes and other information, such as promoting free XXX, but there is no corresponding discount/activity;

5) Induce users to click by purchasing keywords to deliver promotional content, such as purchasing keywords from other brands, and when users search for keywords, customer goods/services appear.

Damage the interests of Inovance Platform

1) Any actual or potential damage or conflict to the interests, goodwill and brand image of Inovance Platform and its affiliates during the promotion process;

2) Failure to cooperate with the management measures of the Inovance Platform during the promotion process, use various technical or human means to repeatedly release illegal materials, affect the normal order of the Inovance Platform, and cause risks to the Inovance Platform.

App download violation

Circumstances in which application downloads violate regulatory regulations and instructions, including but not limited to seven elements (application name, version information, developer and operator name, permission list, privacy policy, product functions, update time) non-compliance, wrong goods, mandatory downloads/unable to uninstall, malicious software deduction, spreading virus software, inducing clicks.

Release first and then review the prohibited industry

It involves industries or categories that are prohibited from releasing first and then reviewing. For example, information flow first releasing and then reviewing involves medical care, novels, virtual products, etc.

3. Third-level violations - general violations

Non-standard writing of promotional content

It involves poor writing of promotional content, or spreading verbal violence. Including but not limited to the promotional content involving a large number of meaningless characters, uncivilized language, provoking gender conflicts, occupational discrimination, slander and abuse, etc.;

Lack of industry tips

The promotional content lacks prompts that must be added as required by laws and regulations and Inovance Platform rules. For example, the investment promotion content does not clearly indicate the reminder of “investment is risky”, and the promotional content of health food, medicine, and medical device does not add the advertisement approval number/logo/suitable crowd/advice, etc.

Tort

1) The promoted goods or services involve trademarks, logos, appearances, styles, etc. that are consistent with well-known brands, and there is no legal authorization from a third party;

2) During the promotion, the promoted products, services, mobile applications, etc. infringe on users' personal information, user privacy, etc.;

3) without legal rights or without the legal authorization of a third party, promote content or products that involve infringement of other people's intellectual property rights, including infringement of copyrights, trademark rights, and patent rights;

4) Promote content or products that damage the name, reputation/goodwill, and portrait rights of others without the legal authorization of a third party;

5) The promoted goods or services involve trademarks, logos, appearances, styles, etc. that are similar to well-known brands, which will lead to misunderstandings that they are related to well-known brands.

Unfair competition

1) Promotion involves comparing with goods or services provided by other producers and operators, or highlighting the obvious advantages of its own products by belittling others;

2) Illegal diversion: Without the permission of the Inovance Platform, promote information involving personal private domains or conduct private domain diversion in violation of regulations;

3) Release before review without approval: If the application for release before review is not approved, or if the application for release before review is not submitted, the materials are directly released.

Other violations have been reasonably judged by the Inovance Platform, and there are other promotion scenarios that violate the security regulations of the Inovance Platform and do not involve serious violations.

II. Explanation of penalty rules

1. First-level violation-serious violation penalty rules

1 to 2 times are found in the sampling review within the quarter: the relevant promotion content will be offline, and the qualification of illegal customers to place on the Inovance website will be permanently cancelled;

3-5 times (including) are found in the sampling review within the quarter: the relevant promotion content will be offline, and the industry involved in violations under the DSP will be shut down, and the partner would conduct self-inspection and rectification;

More than 5 times are found in the sampling review within the quarter: related promotion content will be offline, and it has the right to terminate the cooperation with DSP.

2. Second-level violation-serious violation penalty rules

Fewer than 7 times (including) are found in the sampling review within the quarter: related promotion content will be offline, and the qualification of illegal customers to launch on the Huichuan website will be cancelled, and relevant contents will be re-launched after rectification;

8-15 times (including 15 times) are found in the sampling review within the quarter: the related promotion content will be offline, and the industry launch involving violations under the DSP will be shut down, and the traffic will be reopened after the partner rectified;

More than 15 times were found in the sampling review within the quarter: the related promotion content will be offline, and customers involved in violations under the DSP will be permanently disqualified from investing first and reviewing later, and DSP traffic will be restricted.

3. Third-level violations-general violation penalty rules

Less than 7 times (including 7 times) are found in the sampling review within the quarter: the illegal materials will be offline by the partner synchronously;

More than 7 times are found in the sampling review within the quarter: related promotion content will be offline, and the qualification of illegal customers to launch on the Inovance website will be cancelled, and relevant contents will be relaunched after rectification by partner.

Annex 3: Personal Information Entrusted Processing Agreement

Entrusted Processing Agreement of Personal Information

Number:

This Entrusted Processing Agreement of Personal Information (hereinafter referred to as “the Agreement”) is signed by the following parties on January 1, 2024 (“effective date”) at the place where the agreement is signed.

Data Provider: Guangzhou Juyao Information Technology Co., Ltd.

Address: Guangzhou Ali Center, No. 88 Dingxin Road, Haizhu District, Guangzhou

Data Receiver: Beijing Baosheng Technology Co., Ltd.

Address: 5F East, Building 8, Xishanhui, Shijingshan District, Beijing

The Data Provider and the Data Receiver in the Agreement are referred to as the “Party” and collectively as the “Parties”.

Whereas the Data Provider agrees to provide it to the Data Receiver, the Data Receiver agrees to receive the Personal Information from the Data Provider in order to enable the Data Receiver to process the Personal Information in accordance with the requirements of the Data Provider. To regulate the aforementioned entrusted processing of personal information, safeguard the legitimate rights and interests of personal information subjects, and ensure the security of personal information applications, the parties have reached a cost agreement through negotiation in accordance with the requirements of Chinese laws and regulations.

1. Definitions

1.1 “Processing” refers to any operation or series of operations on personal information, including but not limited to: access, collection, storage, use, processing, transmission, provision, disclosure, deletion.

1.2 “Processor” means an entity that, individually or jointly with other parties, determines the purpose and manner of processing personal information.

1.3 “Shared data” refers to the personal information provided by the Data Provider to the Data Receiver in accordance with the Agreement.

1.4 “Applicable data protection laws” mainly refer to the laws and regulations related to personal information protection, Cybersecurity, and data security promulgated and effective from time to time before and after the entry into force of the Agreement in China, including but not limited to the Cybersecurity Law, Consumer Protection Law, Data Security Law, and Personal Information Protection Law (for the purpose of the Agreement only, for the avoidance of doubt, excluding the laws of the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

1.5 “Data Provider” means the party who provides personal information to the other party in accordance with the Agreement.

1.6 “Data Receiver” means the party that receives personal information from the other party in accordance with the Agreement.

1.7 In the Agreement, “personal information subject” and “personal information” shall have definitions under applicable data protection laws.

2. Relationship between the parties

2.1 The Data Provider provides the personal information it processes to the Data Receiver based on the “processor-to-trustee” model.

2.2 The Data Receiver only processes personal information on behalf of the Data Provider. See Annex 1-1 for written instructions on the purpose, method, and scope of the Data Provider's processing of personal information (including the personal information involved in the processing and the types of personal information subjects, etc.);

3. Obligations of Data Receiver

3.1 The Data Receiver undertakes and guarantees that:

(a) will process the personal information it receives from the Data Provider in accordance with the written instructions of the Data Provider and the requirements of applicable data protection law;

(b) Shared data received from the Data Provider shall not be made available to any third party unless the Data Provider agrees in writing, unless otherwise provided by applicable data protection law;

(c) not to process shared data in a manner that would cause the Data Provider to violate applicable data protection laws;

(d) inform the Data Provider immediately when it becomes aware that the written instructions of the Data Provider violate applicable data protection laws;

(e) will provide necessary assistance to Data Provider in fulfilling their obligations under applicable data protection laws in relation to shared data;

(f) will provide the Data Provider with all reasonable information necessary to demonstrate that the Data Receiver complies with the Agreement;

(g) upon receipt of any request or complaint from the subject of personal information related to the personal information it processes, the Data Provider shall be notified in a timely manner, and such request or complaint shall not be responded to unless expressly authorized by the Data Provider;

(h) will implement relevant and organizational measures to enable Data Provider or relevant controllers to fulfill their obligations under applicable data protection laws to respond to exercise requests from personal information subjects; And

(i) ensure that any person (including employees, etc.) authorized by it to process the shared data shall be subject to strict confidentiality obligations, and shall not allow any person not subject to such confidentiality obligations to process the shared data.

4. Data security

4.1 Data Receiver shall, in accordance with the requirements of applicable data protection laws, regulations and national standards, establish appropriate data security capabilities, implement necessary management and technical measures, provide sufficient security guarantees for shared data, and prevent shared data from being unauthorized use, leakage, damage, loss. The state of the art, the cost of implementation, the nature, scope, context and purpose of the processing shall be considered in these measures, and the possibility of creating a risk of harm to the rights and freedoms of the subject of personal information shall be also considered. Including but not limited to:

(a) authority control of premises and facilities. Measures must be taken to prevent unauthorized physical access to places and devices where personal information is stored, such as access control systems, identification card readers, magnetic and chip cards, monitoring devices, facility exit/entry records, etc.

And (b) access restrictions. Implement the principle of minimizing the number of people with access rights and the amount of access information, and only provide access to employees who really need it and are authorized. Unauthorized personnel may not access shared data acquired by Data processor and their processing systems, whether by physical contact or logical access.

And (c) availability control. Measures to ensure that shared data is protected from accidental destruction or loss shall include, as a minimum, the following: ensuring that installed systems are able to recover after interruption, ensuring that systems function properly and report failures, ensuring that stored personal information is not damaged due to system failures, business continuity procedures, remote storage and anti-virus/firewall systems.

And (d) password, encryption and anonymization. Data processor shall use reasonable commercial physical security technologies and electronic security technologies to create and protect passwords, as well as adopt anonymization. If personal sensitive information, information related to critical information infrastructure, and important data are stored, data processor shall use industry-standard encryption tools to implement encryption measures.

And (e) employee training and confidentiality obligations. Data processor shall train relevant employees on their security obligations to at least understand data classification, physical security controls, security operations, and security incident reporting. Before authorizing employees to process and share data, they shall sign corresponding confidentiality agreements, requiring employees to keep the whole process of data processing activities and the information itself confidential.

And (f) data compliance and security assurance systems. Data compliance and security guarantee system that complies with the requirements of relevant laws, regulations and national standards on data protection shall be established for data processing method.

(g) Others. Other security protection measures necessary to perform the purpose of this data agreement or confirmed by the parties in writing, especially the requirements of the Data Provider or the requirements of Chinese laws, regulations, and national standards for the processing of information and important data related to critical information infrastructure information protection and security requirements.

4.2 The requirements of the Data Provider for special security measures for shared data are subject to those agreed in Annex 1 (but only apply to the data sharing matters agreed in the Annex).

5. Security incidents

5.1 The Data Receiver shall implement the necessary monitoring and response measures, and in particular, when aware of a security incident, the Data Receiver shall:

(a) notify the Data Provider without delay and provide all such timely information and cooperation to the Data Provider when required by the Data Provider to comply with its security incident reporting obligations under applicable data protection laws;

(b) Take remedial measures to mitigate the impact of the security incident as required by applicable data protection law, and the Data Provider shall be kept informed of developments related to the security incident; And

And (c) maintain a record containing a list of security incidents, relevant circumstances, consequences, and remedial actions taken, and provide such record to the Data Provider at the request of the Data Provider.

6. Obligation of cooperation

6.1 The Data Receiver shall, at the request of the Data Provider, cooperate with the supervisory authority and provide the Data Provider with the necessary information required for relevant purposes such as proving that the Data Provider complies with applicable data protection laws. The Data Receiver shall immediately submit any request, notice or other communication received from the supervisory authority regarding the processing of shared data to the Data Provider for processing, unless laws and regulations provide to the contrary.

6.2 The Data Receiver shall provide reasonable and timely assistance to the Data Provider so that the Data Provider can respond to (1) the request of the personal information subject to exercise any of its rights under the applicable data protection law; And (2) any other communications, inquiries, or complaints received from the subject of personal information or other third parties related to the processing of shared data. If such communications, inquiries or complaints are made directly to the Data Receiver, the Data Receiver shall notify the Data Provider and provide details of all such communications, inquiries or complaints.

7. Subcontracting

7.1 The Data Receiver shall not delegate the processing of shared data to sub-processors without the prior written consent of the Data Provider.

7.2 Where the Data Receiver is authorized by the Data Provider to entrust the sub-processor, the Data Receiver shall:

(a) ensure by agreement or other written means that the sub-processor assumes obligations no lower than the Agreement and/or other relevant agreements signed by the Data Provider and the Data Receiver, and is responsible for all acts of the sub-processor (including but Not limited to illegal acts, faults or intentional acts);

(b) Immediately provide the Data Provider with information such as a list of sub-processors it uses, the scope and time of subcontracting, as requested by the Data Provider; And

And (c) promptly notify the Data Provider of the appointment or replacement of the sub-processor, including a detailed description of the processing activities that the sub-processor may be required to carry out, so as to enable the Data Provider to challenge such appointment or replacement.

8. Audit

8.1 As agreed by The parties in advance, the Data Receiver shall allow the Data Provider or a third-party audit agency appointed by the Data Provider to audit the Data Receiver to confirm whether the Data Receiver's processing of shared data complies with applicable data protection laws and the requirements of the Agreement. The Data Receiver shall provide the authorized representative of the Data Provider or a third party entrusted by the Data Provider with the necessary assistance in conducting such audits.

9. Cross-border transmission of personal information

9.1 The Data Receiver shall not provide the shared data to countries and regions other than the People's Republic of China without the written consent of the Data Provider. For the avoidance of ambiguity, under the Agreement, the provision of shared data to organizations or individuals in Hong Kong, Macau or Taiwan is also deemed to be a cross-border transmission. With the consent of the Data Provider, if the Data Receiver transmits and shares data overseas, it shall follow the applicable laws and regulations, as well as the contractual agreement between the parties (if any). If the evaluation is required by the laws and regulations to be conducted by the designated department, the evaluation shall be completed before cross-border transmission.

10. Beginning and termination

10.1 The Agreement shall take effect from the Effective Date and shall remain in force until the completion of the last data sharing between the parties.

10.2 Notwithstanding the above-mentioned provisions of Article 10.1:

(a) the Parties may terminate the Agreement at any time by agreement in writing;

(b) The Data Provider may terminate the Agreement by giving three months' written notice to the Data Receiver;

(c) The Data Receiver may terminate the Agreement by giving three months' written notice to the Data Provider;

(d) If the Data Receiver violates the Agreement and the attachments, the Data Provider has the right to unilaterally notify the Data Receiver in writing to terminate the Agreement; And

10.3 If the Agreement is terminated earlier as described in Clause 10.2, then:

And (a) the rights and obligations of the Parties herein shall terminate on the expiry date of the Agreement.

And (b) any such termination shall not affect the rights and/or obligations of the Parties under the Agreement with respect to any Shared Data received or provided prior to the date of termination.

10.4 Upon termination of the Agreement, the Data Receiver shall immediately stop processing the shared data and return the relevant information in the manner and format reasonably required by the Data Provider; Alternatively, with the express instructions of the Data Provider, the Data Receiver shall destroy some or all of the information in its possession or control, and provide the Data Provider with proof of destruction. This requirement does not apply to the extent that applicable data protection laws require Data Receiver to retain some or all of the information. In such cases, the Data

Receiver shall only use the shared data that it has been entrusted to process by the Data Provider for the purposes required by applicable data protection laws.

11. Other articles

11.1 Any notice given by either party to the other as required by the Agreement shall be in writing.

11.2 In the event that any part of the terms of the Agreement is deemed by the regulatory agency to be invalid or unenforceable, in whole or in part, the validity of the other terms of the Agreement and the remainder of the terms involved shall not be affected.

11.3 The parties agree and confirm that the Agreement is signed online in the form of an electronic signature that complies with the law, and the agreement signed online in the form of an electronic signature is deemed to be a written agreement, which has the same legal effect as the document signed in paper form, and The parties shall abide by it equally.

11.4 If the Data Receiver violates the Agreement, the Data Receiver shall compensate the Data Provider for all economic losses caused by its breach of contract, including but not limited to administrative fines, third-party civil compensation, attorney fees, arbitration fees, other costs and losses incurred in reducing damages and negative impacts of data processing party .

The Agreement shall be governed by and construed in accordance with the laws and regulations of the People's Republic In the event of any dispute between the parties arising from the Agreement and its annexes, the parties shall settle the dispute through friendly negotiation. If no negotiation fails, either party may submit the dispute to the Beijing Arbitration Commission for arbitration. The award shall be final and binding on the parties.